UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 16, 2011

GENESIS BIOPHARMA, INC.
(Name of small business issuer specified in its charter)

Nevada	000-53127	75-3254381
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

1601 N. Sepulveda Blvd., #632
Manhattan Beach, CA 90266
(Address of principal executive offices)

Not Applicable.
 (former name or former address, if changed since last report)

(866) 963-2220
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 16, 2011, Genesis Biopharma, Inc., a Nevada corporation (the “Company”), appointed Dr. William Andrews to the Company’s Board of Directors.  Dr. Andrews will receive a monthly payment of $3,000 for his services on the Board of Directors of the Company.  Additionally, Dr. Andrews was granted a non-qualified stock option to purchase up to 250,000 shares of the Company’s common stock (“Common Stock”) under the Company’s 2010 Equity Compensation Plan. The options vest and become exercisable on the anniversary of the date of his appointment, provided that Dr. Andrews is still a member of the Board of Directors of the Company on that date.  The options are exercisable at an exercise price equal to $1.25, and have a term of 10 years from the date of grant.

Dr. Andrews, 59, is the founder, President and Chief Executive Officer of Sierra Services, LLC, a privately held biotechnology company that focuses on anti-aging treatments and remedies.  Dr. Andrews has been the President and Chief Executive Officer of Sierra Services since January 2009, and was its Vice President of Research from January 1998 to January 2009.  Prior to founding Sierra Services, LLC, Dr. Andrews was the Director of Molecular Biology at Geron Corporation, a biopharmaceutical corporation that focuses on cancer treatments and therapies, and the Director of Molecular Biology at Codon Corporation/Berlex Biosciences for three years.

Item 9.01.  Financial Statements and Exhibits

(d)  Exhibits.  The following exhibits are included as part of this report, and incorporated herein by reference in their entirety.

99.1	Press Release, dated March 17, 2011, regarding the appointment of Dr. Andrews as a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 17, 2011	GENESIS BIOPHARMA, INC.

	By:	/s/ ANTHONY CATALDO
Anthony Cataldo, Chief Executive Officer